Exhibit 99.1

      Possis Medical, Inc. Reports 10% Yr-Yr EPS Growth for First Quarter;
            Company Also Reduces Outlook for Balance of Fiscal 2005

     MINNEAPOLIS--(BUSINESS WIRE)--Nov. 23, 2004--Possis Medical, Inc. (NASDAQ:POSS) today reported sales of $17.5 million for the fiscal quarter ended October 31, 2004, up 12 percent from the year-ago period. U.S. AngioJet(R) Rheolytic(TM) Thrombectomy System sales in the current quarter reached $17.2 million, up 12 percent from the year-ago period. Net income per diluted share for the first quarter was $0.11 versus $0.10 in the prior-year period. The Company's cash and cash equivalents and marketable securities position decreased to $44.6 million at the end of the first quarter compared to $48.2 million at the end of the fiscal 2004 fourth quarter. The decrease was primarily due to the repurchase of 503,000 shares of common stock during the first quarter.
     Robert G. Dutcher, the CEO of Possis Medical, Inc., said, "While we continue to address customer concerns about the recent AiMI (AngioJet Rheolytic Thrombectomy in Patients Undergoing Primary Angioplasty for Acute Myocardial Infarction) post-marketing study, customer order patterns are being negatively impacted. However, we continued to expand our U.S. drive unit base in the quarter and ended the quarter with 1,371 domestic drive units in the field, so new customers continue to see the value that the AngioJet System brings to their patients. Our fiscal 2005 initiatives will be centered on expanding our peripheral business, as well as on re-establishing our pre-AiMI coronary usage."
     The gross margin rate was 75 percent in the first quarter, compared to 76 percent a year ago and 76 percent during the fourth quarter of fiscal 2004. The Company sold 49 U.S. drive units in the quarter, versus 50 in the prior-year period and 59 in the fourth quarter of fiscal 2004. The average catheter utilization rate per installed drive unit, a measure of recurring usage, was 9.3 in the first quarter, compared to 10.2 in the prior-year period and 10.8 in the fourth quarter of fiscal 2004.
     Selling, general and administrative (SG&A) expenses as a percent of revenue in the first quarter of fiscal 2005 and 2004 was 43 percent. SG&A as a percent of revenue for the fourth quarter of fiscal 2004 was 36 percent. SG&A increased for the quarter $842,000 compared to the year-ago period. The increase was due mainly to an expansion of the sales force, headcount increases, higher depreciation and patent expense offset by a decrease in post-marketing study expense and outside services.
     First quarter research and development (R&D) expense increased by approximately $310,000 compared to the prior-year. The difference was largely due to the timing of expenses incurred for various R&D projects including the new drive unit, combined unit system and the Company's regulatory strategy for its distal occlusion products.
     Looking ahead to the remainder of fiscal 2005, the Company expects full-year revenues in the estimated range of $66-$72 million, with gross margins in the mid-seventies as a percent of sales. The Company expects net income per diluted share to be in the range of $0.40-$0.54 for the full fiscal year compared to $0.60 per share for fiscal 2004. Previously the Company announced a projected revenue range of $75-$80 million and net income per diluted share of $0.57-$0.62 per share for fiscal 2005. The Company anticipates second quarter revenue to be approximately $16-$17 million and net income in the range of $0.09 to $0.11 per diluted share.
     The decrease in revenue is due to a greater than expected impact from the results of the AiMI post-marketing study. The revenue shortfall has been driven both by reductions in coronary sales, and slower sales in peripheral and av access products, as the Company's sales force has been intensely focused on helping customers put the AiMI results into the context of their clinical practice, as opposed to growing the product portfolio. This negative impact is expected to continue through the remainder of fiscal 2005. Diluted earnings per share are expected to be negatively impacted by the reduction in revenues.
     The Company will host a conference call on Wednesday, November 24, 2004 at 9:30 am Central Time. Bob Dutcher, Chairman & CEO, and Eapen Chacko, CFO, will discuss the first quarter operating results and the remainder of fiscal 2005.
     To join the conference call, dial 888-606-8406 (international - 1-210-234-0004) by 9:25 am, and give the password "Conference" and leader "Mr. Bob Dutcher."
     A webcast of the conference call can be accessed at www.possis.com under the Investors tab. The webcast can also be accessed at www.fulldisclosure.com for individual investors. Institutional investors can access the webcast through a password-protected site at www.streetevents.com. An archived webcast will be available for thirty days.
     A replay of the conference call will be available from Noon Central Time on Wednesday, November 24th through Friday, November 26th at 11:59 pm Central Time. Dial toll-free 1-866-361-4757 (toll - 1-203-369-0183).
     Possis Medical, Inc. develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The AngioJet(R) Rheolytic(TM) Thrombectomy System is marketed in the United States for blood clot removal from native coronary arteries, leg arteries, coronary bypass grafts and AV dialysis access grafts.
     Certain statements in this press release constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of these statements relate to estimated future revenue, gross margins, expenses and earnings per share, and the continuing impact from the results of the AiMI trial. These statements are based on our current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements such as the effectiveness of our sales and marketing efforts in re-establishing coronary product usage, our ability to effectively manage new product development timelines, and our ability to generate suitable clinical registry data to support growing use of the AngioJet in coronary applications. A discussion of these and other factors that could impact the Company's future results are set forth in the cautionary statements included in Exhibit 99 to the Company's Form 10-K for the year ended July 31, 2004, filed with the Securities and Exchange Commission.


                      POSSIS MEDICAL, INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
                                   (UNAUDITED)


                                             For Three Months Ended
                                           Oct. 31, 2004 Oct. 31, 2003
                                           ------------- -------------

Product sales.............................  $17,501,988   $15,602,288
Cost of sales and other expenses:
    Cost of medical products..............    4,304,339     3,819,231
    Selling, general and administrative...    7,556,583     6,714,550
    Research and development..............    2,437,704     2,127,243
                                           ------------- -------------
Total cost of sales and other expenses....   14,298,626    12,661,024
                                           ------------- -------------
Operating income..........................    3,203,362     2,941,264
Interest income...........................      286,432       160,352
Gain (loss) on sale of securities.........       18,081       (18,517)
                                           ------------- -------------
Income before income taxes................    3,507,875     3,083,099
Provision for income taxes................    1,315,000     1,156,000
                                           ------------- -------------
Net income................................    2,192,875     1,927,099

Other comprehensive income, net of tax
  Unrealized gain on securities...........      125,000        69,000
                                           ------------- -------------

Comprehensive income......................   $2,317,875    $1,996,099
                                           ============= =============

Net income per common share:
    Basic.................................        $0.12         $0.11
                                           ============= =============
    Diluted...............................        $0.11         $0.10
                                           ============= =============
Weighted average number of common shares
 assumed outstanding:
    Basic.................................   18,080,940    17,777,727
    Diluted...............................   19,158,308    19,085,281


AngioJet Key Business Indicators

----------------------------------------------------------------------
                               Q1-04   Q2-04   Q3-04   Q4-04   Q1-05
----------------------------------------------------------------------
U.S. AngioJet Revenue -
 $(000)                       $15,310 $17,008 $18,899 $19,650 $17,199
----------------------------------------------------------------------
U.S. Drive Units Sold           50      46      79      59      49
----------------------------------------------------------------------
U.S. Drive Units in the Field  1,108   1,168   1,255   1,317   1,371
----------------------------------------------------------------------
U.S. Catheter Utilization      10.2    10.8    10.8    10.8     9.3
----------------------------------------------------------------------
Gross Margin %                  76%     77%     75%     76%     75%
----------------------------------------------------------------------
EPS Diluted - After tax        $0.10   $0.16   $0.16   $0.18   $0.11
----------------------------------------------------------------------



                      POSSIS MEDICAL, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)


                                     October 31, 2004  July 31, 2004
                                     ---------------- ----------------
ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.........      $4,339,350       $8,411,784
  Marketable securities.............      40,249,428       39,759,403
  Trade receivables (less allowance
   for doubtful accounts and returns
   of $561,000 and $536,000,
   respectively)....................       8,885,359       10,232,180
  Inventories.......................       6,044,469        5,389,653
  Prepaid expenses and other assets.         690,635          958,616
  Deferred tax asset................         890,000          890,000
                                     ---------------- ----------------
Total current assets................      61,099,241       65,641,636

PROPERTY AND EQUIPMENT, net.........       5,137,242        5,073,775

OTHER ASSETS:
  Deferred tax assets...............      13,713,949       15,103,949
  Other assets......................         202,281          201,341
                                     ---------------- ----------------

TOTAL ASSETS........................     $80,152,713      $86,020,701
                                     ================ ================

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Trade accounts payable............      $2,109,766       $1,791,694
  Accrued salaries, wages, and
   commissions......................       2,817,290        4,228,804
  Other liabilities.................       2,346,321        2,222,465
                                     ---------------- ----------------
    Total current liabilities.......       7,273,377        8,242,963

OTHER LIABILITIES...................         242,476          160,536

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
  Common stock-authorized,
   100,000,000 shares of $0.40 par
   value each; issued and
   outstanding, 17,808,910 and
   18,254,942 shares, respectively..       7,123,564        7,301,977
  Additional paid-in capital........      81,305,736       88,434,540
  Unearned compensation.............          (6,000)         (15,000)
  Accumulated other comprehensive
   loss.............................         (11,000)        (136,000)
  Retained deficit..................     (15,775,440)     (17,968,315)
                                     ---------------- ----------------
    Total shareholders' equity......      72,636,860       77,617,202
                                     ---------------- ----------------

TOTAL LIABILITIES AND SHAREHOLDERS'
 EQUITY.............................     $80,152,713      $86,020,701
                                     ================ ================


     CONTACT: Possis Medical, Inc., Minneapolis
              Eapen Chacko, 763-450-8011
              eapen.chacko@possis.com